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                     March 12, 2024

       Howard Gostfrand
       Chief Executive Officer
       OpenLocker Holdings, Inc.
       1700 Palm Beach Lakes Blvd., Suite 820
       West Palm Beach, FL 33401

                                                        Re: OpenLocker
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended July 31, 2022
                                                            Form 10-K for
Fiscal Year Ended July 31, 2023
                                                            Form 10-Q for
Fiscal Quarter Ended October 31, 2023
                                                            File No. 000-24520

       Dear Howard Gostfrand:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets
       cc:                                              Laura Anthony